Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings, Inc. Expands Product Distribution to Norway

BCAA Recovery Drink to Debut in Finland and Sweden

BOCA RATON, FL – February 8, 2018 – (Nasdaq: CELH) Celsius Holdings, Inc., maker of the leading global fitness drink, CELSIUS®, today announced it has successfully begun distribution of its product line in Norway through its Nordic distribution partner, Func Food. Additionally, this March, Celsius will be introducing a branch-chained amino acids (BCAA) drink to the Finland and Sweden markets.

“Expanding to Norway leverages our Nordic distributor’s operations and capitalizes on the equity of the CELSIUS® brand and its phenomenal success in the Nordic region. This move significantly broadens the availability of CELSIUS®,” said John Fieldly, Interim President and Chief Executive Officer and Chief Financial Officer. “Early sales reporting indicates we are off to a strong start with initial placements seeded in fitness locations. Func Foods is making plans for entry into additional distribution channels in the coming months, capitalizing on the geographic proximity to its existing business and strong brand equity that we have already established in Sweden.”

In early January 2018, under the CELSIUS® brand name, our Nordic distribution partner Func Foods successfully launched five flavors to select fitness channel customers in Norway. Plans are to expand the distribution to other select channels of trade including online, specialty, convenience and grocery.

In addition to expanding distribution into Norway, the Company is also announcing the imminent debut of a new product for the Nordic region. “Product innovation is the foundation to Celsius Holdings’ strategy and future growth,” continued Fieldly. “We developed a BCAA product as an extension to our core line as it further reinforces our position as a fitness drink leader, targeting both high-performance athletes and fitness enthusiasts.”

“This innovative ‘CELSIUS BCAA™’ recovery drink is a perfect pairing to our proprietary MetaPlus® Blend line, which is a clinically proven, pre-workout thermogenic. Together, the two are a pre and post fitness solution for any consumer, and, for the Celsius Holding’s portfolio, this new addition furthers the mission to create science based, proprietary and innovative offerings,” Fieldly stated.

“With the new offering, Celsius Holdings is bringing the essential amino acids of BCAAs to the masses in a delicious, healthy option that is on trend for today’s Nordic fitness consumer. Key to the debut of the new line is the name, “CELSIUS BCAA™,” as it borrows the equity of the line originally launched in Sweden in 2009. The CELSIUS® brand name has become synonymous with customers and consumers as the nation’s leading fitness drink. “Consumers in the Nordic region have a heightened awareness regarding BCAAs as a post workout thermogenic and the amino acids ability to metabolize directly into one’s blood stream. The extension of a new CELSIUS® branded CELSIUS BCAA™ option is a logical next step in the evolution of our product lines and we are eagerly waiting to see the results,” said Fieldly.

These essential amino acids have been identified for their ability to activate muscle building processes in the body and reduce muscle breakdown throughout resting periods. These qualities are highly attractive for consumers with frequent workout regimens. Scientific studies* indicate the greatest effect from BCAAs is with the consumption of six to eight grams per serving. The new CELSIUS BCAA™ product line will offer seven grams of BCAA per serving, and comes in three refreshing flavors: Wild Strawberry, Passionfruit and non-caffeinated Elderberry, all relevant flavors in the Nordic region.

The carbonated beverages, packaged in sleek 330-ml cans with seven grams of vegan 4:1:1 BCAAs, will include 180mg of caffeine in the Wild Strawberry and Passionfruit flavors, while offering the first of any CELSIUS branded drinks to be non-caffeinated, in the Elderberry option. Initial distribution of the CELSIUS BCAA™ product will commence with the company’s Fitness channels in the first quarter of 2018. The Company plans to expand to its retail channel availability shortly thereafter.

*https://www.ncbi.nlm.nih.gov/pubmed/15930468

*https://www.ncbi.nlm.nih.gov/pubmed/10720160

*https://www.ncbi.nlm.nih.gov/pubmed/27053525

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for its brand CELSIUS®. Celsius Holdings, Inc. has a corporate mission to become the global leader of a branded portfolio which is proprietary, clinically proven, innovative in its category, and offers significant health benefits. CELSIUS®’ original line comes in seven delicious sparkling and non-carbonated flavors in sleek 12oz cans, and is also available in single serve powdered packets. CELSIUS®’ new natural line is available in six refreshing flavors: three sparkling and three non-carbonated and the line is naturally caffeinated and naturally sweetened.

New to the portfolio, CELSIUS HEAT™, (www.CELSIUSHEAT.com) a trainer’s grade version of the proprietary blend, offers additional caffeine as well as L-citrulline, a proven vasodilator. CELSIUS HEAT™ is sold in 16oz cans and is available in seven carbonated flavors: Inferno Punch, Cherry Lime, Blueberry Pomegranate, Strawberry Dragonfruit, Tangerine Grapefruit and new for 2018, Apple Jack’d and Orangesicle. CELSIUS HEAT™ targets professional trainers, endurance and competitive athletes, those who focus on defined, physical results, versus the flagship line which comes in a smaller package and appeals to the masses, as an active lifestyle brand.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free and contains very little sodium. CELSIUS® is sold nationally at Fitness Clubs, 7-Eleven stores, Sprouts, The Fresh Market, and key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s and others, as well as e-tailer Amazon.com. The first university study of the science underlying CELSIUS® products was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides. For more information, please visit www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings’ future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.